Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

July 10, 2015

Northern Oil and Gas, Inc.

315 Manitoba Avenue – Suite 200

Wayzata, MN 55391

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 of the Company (such Registration Statement, as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $200,000,000 aggregate principal amount of the Company’s 8.000% Senior Notes due 2020 (the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 8.000% Senior Notes due 2020 (the “Original Notes”), originally issued on May 18, 2015. The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”) dated as of May 18, 2015 between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Original Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States. As contemplated by the foregoing qualifications, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers. The opinions expressed also do not address compliance with fiduciary duty and conflict-of-interest requirements and are subject to the effect of generally applicable laws that provide for rights or remedies upon a change in composition of the board of directors of any party.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the States of Minnesota and New York, and we express no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt